NVE Corporation Reports First Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—July 19, 2023—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter ended June 30, 2023.

Total revenue for the first quarter of fiscal 2024 increased 20% to $8.83 million from $7.34 million for the prior-year quarter. The increase was due to a 23% increase in product sales partially offset by a 50% decrease in contract research and development revenue. Net income for the first quarter of fiscal 2024 increased 6% to $4.40 million, or $0.91 per diluted share, compared to $4.14 million, or $0.86 per share, for the prior-year quarter.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable August 31, 2023, to shareholders of record as of July 31, 2023.

“We are pleased to report strong revenue growth for the quarter compared to the prior year,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store, and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results, or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as our reliance on several large customers for a significant percentage of revenue, uncertainties related to the economic environments in the industries we serve, uncertainties related to future sales and revenues, risks of credit losses, risks and uncertainties related to future stock repurchases and dividend payments, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, as updated in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

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NVE CORPORATION STATEMENTS OF INCOME QUARTERS ENDED JUNE 30, 2023 AND 2022 (Unaudited)
	Quarter Ended June 30,
	2023	2022
Revenue
Product sales	$8,700,092	$7,072,961
Contract research and development	131,322	263,446
Total revenue	8,831,414	7,336,407
Cost of sales	2,079,623	1,651,847
Gross profit	6,751,791	5,684,560
Expenses
Research and development	695,992	601,918
Selling, general, and administrative	475,115	371,320
Credit loss expense	212,440	-
Total expenses	1,383,547	973,238
Income from operations	5,368,244	4,711,322
Interest income	436,526	283,059
Income before taxes	5,804,770	4,994,381
Provision for income taxes	1,401,040	854,265
Net income	$4,403,730	$4,140,116
Net income per share – basic	$0.91	$0.86
Net income per share – diluted	$0.91	$0.86
Cash dividends declared per common share	$1.00	$1.00
Weighted average shares outstanding
Basic	4,832,166	4,830,826
Diluted	4,840,571	4,830,871

NVE CORPORATION BALANCE SHEETS JUNE 30, 2023 AND MARCH 31, 2023

	(Unaudited) June 30, 2023	March 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$1,439,933	$1,669,896
Marketable securities, short-term (amortized cost of $12,300,315 as of June 30, 2023, and $15,696,135 as of March 31, 2023)	12,173,737	15,513,095
Accounts receivable, net of allowance for credit losses of $227,440 as of June 30, 2023, and $15,000 as of March 31, 2023	5,397,032	6,523,344
Inventories	6,292,162	6,417,010
Prepaid expenses and other assets	707,175	663,459
Total current assets	26,010,039	30,786,804
Fixed assets
Machinery and equipment	10,488,496	10,484,365
Leasehold improvements	1,956,309	1,956,309
	12,444,805	12,440,674
Less accumulated depreciation and amortization	11,172,258	11,095,236
Net fixed assets	1,272,547	1,345,438
Deferred tax assets	724,773	572,038
Marketable securities, long-term (amortized cost of $41,447,065 as of June 30, 2023, and $37,495,846 as of March 31, 2023)	39,719,369	36,125,047
Right-of-use asset – operating lease	392,370	425,843
Total assets	$68,119,098	$69,255,170

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$159,155	$281,712
Accrued payroll and other	935,621	1,375,250
Operating lease	176,688	175,798
Total current liabilities	1,271,464	1,832,760
Operating lease	301,866	342,908
Total liabilities	1,573,330	2,175,668

Shareholders’ equity
Common stock, $0.01 par value, 6,000,000 shares authorized; 4,833,401 issued and outstanding as of June 30, 2023, and 4,830,826 as of March 31, 2023	48,334	48,308
Additional paid-in capital	19,423,479	19,295,442
Accumulated other comprehensive loss	(1,448,559)	(1,213,858)
Retained earnings	48,522,514	48,949,610
Total shareholders’ equity	66,545,768	67,079,502
Total liabilities and shareholders’ equity	$68,119,098	$69,255,170